EXHIBIT 5.2

            [LETTERHEAD OF SEYFARTH, SHAW, FAIRWEATHER & GERALDSON]


                                             May 20, 1999



Condor Systems, Inc.
2133 Samaritan Drive
San Jose, CA 95124

     Re: 11 7/8% Series A and Series B Senior Subordinated Notes

Ladies and Gentlemen:

     We have acted as counsel for Condor Systems, Inc., a California corporation (the "Company"), in connection with the Company's issuance of its 11 7/8% Series A Senior Subordinated Notes due 2009 (the "Old Notes"), and its 11 7/8% Series B Senior Subordinated Notes due 2009 (the "New Notes"), which are to be offered in exchange for the Old Notes (the "Exchange Offer").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. We have assumed the capacity of all natural persons and the genuineness of all signatures.

     Based upon the foregoing, we are of the opinion that the New Notes have been duly authorized by the Company.

     We are members of the bar of the States of Illinois and New York and we express no opinion as to any laws, or the effect or applicability of any laws, other than (i) the federal laws of the United States, (ii) the laws of the State of Illinois and New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities and special political subdivisions, or any judicial decisions to the extent that they deal with any of the foregoing), and (iii) the California General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Exchange Offer, filed under the Securities Act of 1933, as amended (the "Act"). We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in
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Condor Systems
Page 2
May 20, 1999


such registration statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                      Very truly yours,

                                      /s/ Seyfarth Shaw Fairweather & Geraldson

TEC/RFW